                                                                    EXHIBIT 99.8



[CHASE LOGO]          [CHASE INDUSTRIES INC. LETTERHEAD]          [LEAVITT LOGO]



FOR IMMEDIATE RELEASE

            CHASE INDUSTRIES INC. TO REVIEW UNSOLICITED TENDER OFFER

             ADVISES STOCKHOLDERS TO TAKE NO ACTION AT PRESENT TIME


         MONTPELIER, OHIO, JANUARY 2, 2001 -- Chase Industries Inc. (NYSE: CSI) ("CSI") announced today that Chase Acquisition Corporation has commenced an unsolicited offer to purchase up to 2,300,000 shares, or 15%, of CSI's outstanding common stock for $10.50 per share in cash. Chase Acquisition Corporation was formed by an investor group that includes Citicorp Venture Capital, a unit of Citigroup, Inc., for the purpose of making the unsolicited offer. The CSI Board of Directors will review the offer and make its recommendation to CSI stockholders in due course. In the meantime, CSI urges all of its stockholders to take no action with respect to the offer until CSI's Board makes its recommendation.

         As previously announced, the CSI Board of Directors has engaged Credit Suisse First Boston Corporation to advise it in connection with its evaluation of the unsolicited tender offer.

         Chase Industries, through its wholly owned subsidiaries, Chase Brass & Copper Company and Leavitt Tube Company, is a leading manufacturer of free-machining and forging brass rod and structural and mechanical steel tubing and structural pipe.


                                      ###


For Further Information Contact: Matt Sherman
                                 Joele Frank, Wilkinson Brimmer Katcher
                                 (212) 355-4449